Exhibit 99.1

ANADIGICS’ Board of Directors Elects Richard B. Kelson as a Member

Kelson Appointed as Member of Both the Audit Committee and Compensation and HR Committee;
Harry Rein Elected as Chairman of the Audit Committee

WARREN, N.J., February 10, 2015 – ANADIGICS, Inc. (Nasdaq: ANAD) (the “Company”), a world leader in radio frequency (RF) solutions, today announced that Richard B. Kelson, chairman, president and CEO of ServCo, LLC, a strategic sourcing and supply chain management company, has been elected to ANADIGICS’ board of directors. Paul Bachow is stepping down from the Company’s board after more than two decades of service.

Mr. Kelson is a recognized finance and supply chain management leader, having held several positions at Alcoa, Inc. one of the world’s most successful metals companies. Most notably, Rick served as chairman’s counsel until he retired in 2006, executive vice president and CFO from 1997 to 2005, and general counsel from 1994 to 1997. Institutional Investor magazine named him "Best CFO in Metals and Mining" in 2004 and 2005. Mr. Kelson is also a recipient of two of CFO Magazine’s prestigious global CFO Excellence Awards.

“We conducted an exhaustive search to find a leader whose experience, knowledge, and values will further expand our board’s breadth and depth of talent,” said Ron Michels, chairman & CEO of ANADIGICS. “Rick demonstrates all of these qualities and I’m delighted to welcome him to the board of directors. With an extensive public company and private equity background, Rick brings to ANADIGICS vast financial, legal and supply chain expertise that we believe will be invaluable in helping to shape the future of our Company.”

“ANADIGICS is a company with extraordinary potential and I am excited to join the board of directors,” said Mr. Kelson. “I have tremendous respect for Ron, his management team and the other board members and I look forward to working closely with them.”

Mr. Kelson currently serves as a member of the board of directors of PNC Financial Services Group, MeadWestvaco Corporation, and Commercial Metals Corporation. Mr. Kelson previously served as an operating advisor with Pegasus Capital Advisors, a private equity fund manager from 2006 to 2010. He graduated from the University of Pennsylvania with a bachelor's degree in political science and obtained a Juris Doctor degree in law from the University of Pittsburgh.

Paul Bachow has served on ANADIGICS’ board since 1993 and was most recently chairman of the audit committee. With Mr. Bachow’s departure, Harry Rein has been elected chairman of the Company’s audit committee and Mr. Kelson will join the committee as its financial expert. Mr. Kelson has also been elected as a member of the Compensation and HR Committee. Mr. Kelson will serve out the remainder of Mr. Bachow’s term and remain in office through the Company’s Annual Shareholder meeting when he will stand for reelection by the shareholders.

“On behalf of the board and the entire Company, I would like to extend my sincere gratitude to Paul for his dedication and contributions to ANADIGICS over the past 21 years,” said Mr. Michels. “We wish him all the best.”

For more information on ANADIGICS products and multimedia content, please refer to the following resources:

•	ANADIGICS LinkedIn: http://www.linkedin.com/company/anadigics
•	ANADIGICS Facebook: http://www.facebook.com/anadigics
•	ANADIGICS Twitter: http://www.twitter.com/anadigics
•	ANADIGICS Photos: http://www.flickr.com/anadigics_inc
•	ANADIGICS Video: http://www.youtube.com/anadigics

###
About ANADIGICS, Inc.
ANADIGICS, Inc. (NASDAQ: ANAD) (the “Company”) designs and manufactures innovative radio frequency (RF) solutions for the growing CATV infrastructure, small-cell, WiFi, and cellular markets. Headquartered in Warren, NJ, ANADIGICS offers RF products with exceptional reliability, performance and integration to deliver a unique competitive advantage to OEMs and ODMs for infrastructure and mobile applications. The Company’s award-winning solutions include line amplifiers, upstream amplifiers, power amplifiers, front-end ICs, front-end modules and other RF components. For more information, visit www.anadigics.com